EXHIBIT 3.2

BY-LAWS OF

REGIONS FINANCIAL CORPORATION
(As amended and restated July 27, 2017)
ARTICLE I. OFFICES
Section 1.    Registered Office.
The registered office of Regions Financial Corporation (the “Corporation”) shall be maintained at the office of the Corporation Service Company, in the City of Wilmington, in the County of New Castle, in the State of Delaware, or such other location as may be designated by the Board of Directors. Corporation Service Company shall be the registered agent of the Corporation unless and until a successor registered agent is appointed by the Board of Directors.
Section 2.    Other Offices.
The Corporation may have other offices at such places as the Board of Directors may from time to time appoint or the business of the Corporation may require.
Section 3.    Principal Place of Business.
The principal place of business of the Corporation shall be in Birmingham, Alabama.
ARTICLE II.    MEETINGS OF STOCKHOLDERS
Section 1.    Annual Meetings.
Annual meetings of stockholders for the election of members of the Board of Directors (“Directors”) and for such other business as may be stated in the notice of the meeting shall be held at such place, time and date as the Board of Directors, by resolution, shall determine.
Section 2.    Special Meetings.
Special meetings of the stockholders for any purpose, other than the election of Directors, may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Secretary or by resolution of the Directors. Special meetings of stockholders may be held at such time and place as shall be stated in the notice of the meeting.
Section 3.    Voting.
Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and these By-Laws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after eleven months from its date unless such proxy provides for a longer period.

Except as may be otherwise required by the Certificate of Incorporation, each Director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of Directors at which a quorum is present, provided that the Directors shall be elected by a plurality of the votes cast (meaning the nominees with the greatest number of shares voted “for” shall be elected without regard to votes cast “against” any nominee) at any meeting at which a quorum is present for which the number of nominees to serve as Directors exceeds the number of Directors to be elected at such meeting. In all matters other than the election of Directors, the affirmative vote of a majority of the votes cast “for” or “against” the matter by stockholders entitled to vote on the subject matter, whether present in person or represented by proxy at the meeting, shall be the act of the stockholders, except as otherwise provided in the Certificate of Incorporation or as otherwise required by applicable law or applicable listing standards. Abstentions and broker non-votes shall not be treated as affirmative votes “for” or “against” and shall not be taken into account in determining whether a matter is approved, except as otherwise provided in the Certificate of Incorporation or as required by applicable law or listing standards.
Section 4.    Quorum.
At each meeting of stockholders, except where otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, the holders of a majority of the outstanding shares of the Corporation entitled to vote on a matter at the meeting, represented in person or by proxy, shall constitute a quorum. For purposes of the foregoing, where a separate vote by class or classes, or any series thereof, is required for any matter, the holders of a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class or series if the holders thereof are entitled to vote together as a single class or series at the meeting. In determining whether a quorum is present, shares held by a subsidiary corporation owned by this Corporation and treasury shares shall not be counted. In the absence of a quorum of the holders of any class of stock or series thereof entitled to vote on a matter, either (a) the holders of such class or series so present or represented may, by majority vote, adjourn the meeting of such class or series from time to time until a quorum of such class or series shall be so present or represented or (b) the chairperson of the meeting may, on his or her own motion and without the approval of the stockholders who are present in person or represented by proxy and entitled to vote at such meeting, adjourn the meeting from time to time until a quorum of such class or series shall be so present and represented, in each case without further notice other than announcement at the meeting. The stockholders present at a duly organized meeting at which a quorum is present may continue to transact business until an adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Section 5.    No Stockholder Action by Consent.
No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.
Section 6.    Notice of Meetings.

Written notice, stating the place, date and time of the meeting and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting (unless otherwise required by applicable law). Any notice to stockholders shall be sufficient if given in any manner permitted by applicable law, including any form of electronic transmission consented to by the stockholder, and shall be deemed to have been given on the date such notice is transmitted by the Corporation (which, if notice is mailed, shall be the date when such notice is deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation). Notwithstanding the foregoing, notice may be given to stockholders sharing an address in the manner and to the extent permitted by applicable law, including the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by applicable law.
Section 7.    Notice of Stockholder Business and Nominations.
(A)    Annual Meetings of Stockholders.
(1)    Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors, (c) by any stockholder of the Corporation who was a stockholder of record at the time the notice provided for in this Section 7 is delivered to the Secretary, who is entitled to vote at the annual meeting and who complied with the notice and other procedures set forth in this Section 7 or (d) in the case of stockholder nominations to be included in the Corporation’s proxy statement for such annual meeting, by any Eligible Holder (as defined in Section 8 of these By-laws) who satisfies the requirements set forth in Section 8 of these By-laws.
(2)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 7, the stockholder must give timely notice thereof in writing to the Secretary and such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 nor more than 120 days prior to the first anniversary of the date of the preceding year’s proxy statement; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after the first anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in this Section 7(A) to the contrary, in the event that (a) the number of Directors to be elected to the Board of Directors at the next annual meeting of stockholders is increased by virtue of an increase in the size of the Board of Directors and (b) either all of the nominees for Director at the next annual meeting of stockholders or the size of the increased Board of Directors is not publicly announced or disclosed by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, then such stockholder’s notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.
(3)    As to nominations of persons for election to the Board of Directors pursuant to clause (c) of paragraph (A)(1) of this Section 7, such stockholder’s notice shall set forth, as to each person whom the stockholder proposes to nominate for election as a Director, (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act), (b) a statement signed by the candidate confirming that the candidate will serve as a Director for the term for which they are standing for election if nominated by the Board of Directors and elected by the stockholders, consents to being named in the proxy statement as a nominee, will comply with the Corporation’s Code of Business Conduct and Ethics, General Policy on Insider Trading, Corporate Governance Principles and any other rule, regulation, policy or standard of conduct applicable to the Directors, and will provide any information required or requested by the Corporation or its subsidiaries, or banking or other regulators, including, without limitation, all information requested by the form of Directors questionnaire used by the Corporation, and (c) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K under the Securities Act of 1933, as amended (or the corresponding provisions of any successor regulation) and the relevant listing standards of any exchange where the Corporation’s equity securities are listed.
(4)    As to the proposal of business that the stockholder proposes to bring forth before the meeting (but not as to nominations of persons for election to the Board of Directors), such stockholder’s notice shall set forth (a) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders, (b) a brief written statement of the reasons why such stockholder favors the proposal, and (c) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.
(5)    In addition to the notice requirements of Section 7(A)(3) and Section 7(A)(4) of Article II, as applicable, all stockholder notices, whether for nominations pursuant to clause (c) of paragraph (A)(1) of this Section 7 or other business, shall set forth (a) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as it appears on the Corporation’s books, and of such beneficial owner, (ii) a representation that the stockholder is a holder of the Corporation’s voting stock (including the number and class or series of shares held), (iii) with respect to nominations, a disclosure of any hedging or other arrangement with respect to any share of the Corporation’s stock (including any short position on or any borrowing or lending of shares of stock) made by or on behalf of the stockholder (A) to mitigate loss to or manage risk of stock price changes for the stockholder or (B) to increase or decrease the voting power of the stockholder, and (iv) with respect to nominations, a description of all arrangements or understandings among the stockholder and the candidate and any other person or persons (naming such person or persons and including any person that may be deemed to be acting in concert with such stockholder under applicable federal or state securities or banking laws) pursuant to which the proposal is made by the stockholder; and (b) the names and addresses of any other stockholders or beneficial owners known to be supporting such nomination or proposal of business by the proposing stockholder on whose behalf the nomination or proposal is made.
(6)    The Corporation may also require any proposed nominee to furnish such other information, including, without limitation, completion of the Corporation’s Directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a member of the Board of Directors or meet the requirements for membership on the Board of Directors or any committee thereof.
(7)    For nominations to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 7, the stockholder must have given timely notice thereof in writing to the Secretary in accordance with paragraph (D) of Section 8 of these By-laws and satisfy all other requirements of Section 8 of these By-laws.
(B)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.
(C)    General.
(1)    Only such persons who are nominated in accordance with the procedures set forth in Section 7 and, if applicable, Section 8 of these By-Laws shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these By-Laws.
(2)    The person presiding at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 7 or Section 8 of these By-laws and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Section 7 and the provisions of Section 8 of these By-laws, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination or make any such proposal, such nomination or proposal may be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(3)    Notwithstanding anything to the contrary in these By-Laws, at the time its notice is delivered to the Secretary and at all times thereafter, a stockholder, as well as the stockholder’s nominee, shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-Laws, as well as the federal and state banking requirements applicable to the Corporation or any banking subsidiary. Nothing in this Section 7 shall apply to (a) stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act or (b) the election of Directors selected by or pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any series of preferred stock of the Corporation.
(4)    In no event shall the public announcement of an adjournment of an annual meeting or a special meeting commence a new time period for the giving of a stockholder’s notice as described in these By-Laws.
(5)    For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
Section 8.    Stockholder Nominations Included in the Corporation’s Proxy Materials.
(A)    Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 8, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:
(1)    the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 8 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);
(2)    disclosure about each Nominee and the Nominating Stockholder required under the rules of the U.S. Securities and Exchange Commission (the “SEC”) or other applicable law to be included in the proxy statement;
(3)    any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 8(E)(2)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and
(4)    any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section and any solicitation materials or related information with respect to a Nominee.
For purposes of this Section 8, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 8 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.
(B)    Maximum Number of Nominees.
(1)    The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of Directors constituting the greater of (i) two or (ii) 20% of the total number of Directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 8 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board of Directors itself decides to nominate for election at such annual meeting and (2) the number of incumbent Directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 8(D) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced.
(2)    If the number of Nominees pursuant to this Section 8 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 8(D), a Nominating Stockholder or a Nominee ceases to satisfy the eligibility requirements in this Section 8, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(C)    Eligibility of Nominating Stockholder.
(1)    An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 8(C)

continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary, within the time period referred to in Section 8(D), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(2)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 8 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 8, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 8, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.
(3)    The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.
(4)    For purposes of this Section 8, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:
(a)    the full voting and investment rights pertaining to the shares; and
(b)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, promptly recalls such loaned shares upon being notified by the Corporation that any of its Nominees will be included in the Corporation’s proxy materials and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.
(5)    No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(D)    Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or  the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:
(1)    A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(2)    A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(a)    the information required by Article II, Section 7(A)(3) and Article II, Section 7(A)(5) with respect to the nomination of Directors pursuant to clause (c) of paragraph (A)(1) of Article II, Section 7 of these Bylaws;
(b)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(c)    a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;
(d)    a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;
(e)    a representation and warranty that each Nominee:
(i)    does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Principles and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(ii)    meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(iii)    is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(iv)    is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and
(v)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee; and
(f)    a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 8(C) and has provided evidence of ownership to the extent required by Section 8(C)(1);

(g)    a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 8(C) through the date of the annual meeting;
(h)    details of any position of a Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;
(i)    the details of any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a Director of the Corporation and details of any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a Director (a “Voting Commitment”);
(j)    a statement detailing whether the Nominee is experienced in matters of risk management for purposes of Regulation YY of the Federal Reserve Board;
(k)    a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;
(l)    a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;
(m)    if desired, a Supporting Statement; and
(n)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination; and
(3)    An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:
(a)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(b)    to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s Directors or Director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(c)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of Directors, including, without limitation, the Nomination Notice;
(d)    to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its Directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 8; and
(e)    in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 8(C), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and
(4)    An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Nominee:
(a)    to provide to the Corporation such other information and certifications, including completion of the Corporation’s Director questionnaire, as it may reasonably request;
(b)    at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the Corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;
(c)    that such Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Code of Business Conduct and Ethics, General Policy on Insider Trading, Corporate Governance Principles and any other rule, regulation, policy or standard of conduct applicable to Directors; and

(d)    that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a Director of the Corporation that has not been disclosed to the Corporation, (ii) any Voting Commitment that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a Director of the Corporation, with its fiduciary duties under applicable law.
The information and documents required by this Section 8(D) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 8(D) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.
(E)    Exceptions.
(1)    Notwithstanding anything to the contrary contained in this Section 8, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:
(a)    the Corporation receives a notice pursuant to clause (c) of paragraph (A)(1) of Article II, Section 7 of these Bylaws that a stockholder intends to nominate a candidate for Director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;
(b)    the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 8, the Nominating Stockholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 8 and shall therefore be disregarded;
(c)    the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s By-Laws or Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;

(d)    (1) such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; (2) the Nominee’s election as a member of the Board of Directors would cause the Corporation to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Alabama State Banking Department or any other federal or state regulator; or (3) the Nominee is a director, trustee, officer or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act; or
(e)    the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 8(C), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 8.
(2)    Notwithstanding anything to the contrary contained in this Section 8, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:
(a)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(b)    such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(c)    the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.
ARTICLE III.    DIRECTORS
Section 1.    Number and Term.
The number of Directors that shall constitute the whole Board of Directors shall be fixed, from time to time, by resolutions adopted by the Board of Directors, but shall not be less than three persons. If the holders of any series of preferred stock of the Corporation are entitled by the Certificate of Incorporation to elect one or more Directors, the preceding sentence shall not apply to such Directors and the number of such Directors shall be as provided in the terms of such series of preferred stock. The number of Directors shall not be reduced so as to shorten the term of any Director in office at the time.
Directors elected at each annual or special meeting shall hold office until the next annual meeting and until his or her successor shall have been elected and qualified, or until his or her earlier retirement, death, resignation or removal. Directors need not be residents of Delaware.
Section 2.    Chairman of the Board of Directors and Lead Independent Director.
The Board of Directors shall by majority vote designate from time to time from among its members a Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors. He or she shall have and perform such duties as are prescribed by these By-Laws and by the Board of Directors. The position of Chairman of the Board of Directors is a Board position; provided however, the position of Chairman of the Board of Directors may be held by a person who is also an officer of the Corporation.
In the absence of the Chairman of the Board of Directors, or in the case he or she is unable to preside, the Lead Independent Director, if at the time a Director of the Corporation has been designated by the Board of Directors as such, shall have and exercise all powers and duties of the Chairman of the Board of Directors and shall preside at all meetings of the Board of Directors. If at any Board of Directors meeting neither of such persons is present or able to act, the Board of Directors shall select one of its members as acting chair of the meeting or any portion thereof.
Section 3.    Resignations.
Any Director may resign at any time. All resignations shall be made in writing and shall take effect at the time of receipt by the Chairman of the Board of Directors, Chief Executive Officer, President or Secretary or at such other time as may be specified therein. The acceptance of a resignation shall not be necessary to make it effective.
Section 4.    Vacancies.
If the office of any Director becomes vacant, including by reason of resignation or removal, or the size of the Board of Directors is increased (other than as a result of any Directors elected in the manner described in the next sentence), the remaining Directors in office, even if less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy or new position, and such person shall hold office until the next annual meeting and until his or her successor shall have been elected and qualified, or until his or her earlier retirement, death, resignation or removal. Whenever the holders of any series of preferred stock of the Corporation are entitled by the Certificate of Incorporation to elect one or more Directors, vacancies and newly created directorships of such Directors elected by a series of preferred stock may be filled by, and only by, a majority of the Directors elected by the holders of such series of preferred stock then in office, or the sole remaining Director so elected or, if none, by the holders of such series of preferred stock.

Section 5.    Removal.
Any Director (other than a Director elected by the holders of any series of preferred stock of the Corporation pursuant to the rights granted to holders of such series of preferred stock in the Certificate of Incorporation) may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, considered as one class for this purpose, at any meeting of the stockholders called for that purpose.
Section 6.    Powers.
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws.
Section 7.    Meetings.
Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by the Board of Directors.
Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, Lead Independent Director, Chief Executive Officer, President or Secretary on the written request of a majority of the Board of Directors on at least two days’ notice to each Director and shall be held at such place or places as may be determined by the Board of Directors or as shall be stated in the notice of such meeting.
Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone, video or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. Notice of any special meeting of the Board of Directors need not be given personally, and may be given by United States mail, postage prepaid or by any form of electronic communication, and shall be deemed to have been given on the date such notice is transmitted by the Corporation (which, if notice is mailed, shall be the date when such notice is deposited in the United States mail, postage prepaid, directed to the applicable Director at such Director’s address as it appears on the records of the Corporation).
Section 8.    Quorum; Vote Required for Action.
A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation or these By-laws shall require a vote of a greater number.
Section 9.    Compensation.
Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board of Directors shall have the authority to fix the compensation of Directors. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.
Section 10.    Action Without Meeting.
Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if, prior to such action, a written consent thereto is signed by all members of the Board of Directors, or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.
Section 11.    Committees.
A majority of the Board of Directors shall have the authority to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any committee of the Board of Directors, to the extent provided in the resolutions of the Board of Directors or in these By-Laws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, in each case to the fullest extent permitted by applicable law. In the absence or disqualification of any member of a committee from voting at any meeting of such committee, the remaining member or members thereof present at such meeting and not disqualified from voting, whether or not the remaining member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at such meeting in the place of any such absent or disqualified member.

ARTICLE IV.    OFFICERS
Section 1.    Officers.
The officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, who may be designated Senior Executive Vice Presidents, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries, a Chief Financial Officer, a Controller, an Auditor and such other officers as may be deemed appropriate. All such officers shall be appointed annually by the Board of Directors to serve for a term of one year and until their respective successors are appointed and qualified or until such officer’s earlier death, resignation, retirement or removal, except that the Board of Directors may delegate the authority to appoint officers holding the position of Senior Executive Vice President and below in accordance with procedures established or modified by the Board of Directors from time to time. None of the officers of the Corporation need be Directors. More than one office may be held by the same person.
Section 2.    Chief Executive Officer.
The Board of Directors shall appoint a Chief Executive Officer of the Corporation. The Chief Executive Officer is the most senior officer of the Corporation and shall be vested with the authority to act for the Corporation in all matters and shall have general supervision of the Corporation and of its business affairs, including authority over the detailed operations of the Corporation and over its personnel, with full power and authority during intervals between sessions of the Board of Directors to do and perform in the name of the Corporation all acts and deeds necessary or proper, in his or her opinion, to be done and performed and to execute for and in the name of the Corporation all instruments, agreements and deeds that may be authorized to be executed on behalf of the Corporation or may be required by law. The Chief Executive Officer may, but need not, also hold the office of President.
Section 3.    President.
The President shall perform such duties as are prescribed by these By-Laws, the Board of Directors or the Chief Executive Officer.
Section 4.    Vice Presidents.
The Vice Presidents shall, subject to the control of the Board of Directors, the Chief Executive Officer or the President, have and may exercise the authority vested in them in all proper matters, including authority over the detailed operations of the Corporation and over its personnel.
Section 5.    Chief Financial Officer.
The Chief Financial Officer, or his or her designee, shall have and perform such duties as are incident to the office of Chief Financial Officer and such other duties as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.
Section 6.    Secretary and Assistant Secretary.
The Secretary shall keep minutes of all meetings of the stockholders and the Board of Directors unless otherwise directed by either of those bodies. The Secretary shall have custody of the corporate seal, and the Secretary or any Assistant Secretary shall affix the same to all instruments or papers requiring the seal of the Corporation. The Secretary, or in his or her absence, any Assistant Secretary, shall attend to the giving and serving of all notices of the Corporation. The Secretary shall perform all the duties incident to the office of Secretary, subject to the control of the Board of Directors, and shall do and perform such other duties as may from time to time be assigned by the Board of Directors, Chairman of the Board of Directors, Chief Executive Officer or President.

Section 7.    Controller.
The Controller shall, under the direction of the Chief Executive Officer, President, Chief Financial Officer, or other more senior officer, have general supervision and authority over all reports required of the Corporation by law or by any public body or officer or regulatory authority pertaining to the condition of the Corporation and its assets and liabilities. The Controller shall have general supervision of the books and accounts of the Corporation and its methods and systems of recording and keeping accounts of its business transactions and of its assets and liabilities. The Controller shall be responsible for preparing statements showing the financial condition of the Corporation and shall furnish such reports and financial records as may be required of him or her by the Board of Directors or by the Chief Executive Officer, President, Chief Financial Officer or other more senior officer.
Section 8.    Auditor.
The Auditor shall have general supervision of the auditing of the books and accounts of the Corporation, and shall continuously and from time to time check and verify the Corporation’s transactions, its assets and liabilities, and the accounts and doings of the officers, agents and employees of the Corporation with respect thereto. The Auditor shall be directly accountable to and under the jurisdiction of the Board of Directors and, if applicable, its designated committee, acting independently of all officers, agents and employees of the Corporation. The Auditor shall render reports covering matters in his or her charge regularly and upon request to the Board of Directors and, if applicable, its designated committee.
Section 9.    Other Officers and Agents.
The Board of Directors may appoint such other officers and agents as it may deem advisable, such as General Counsel, who shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
Section 10.    Executive Council.
There shall be an officers’ committee of the Corporation (the “Executive Council”), which shall consist of such officers of the Corporation and its subsidiaries as may be appointed to sit thereon by the Chief Executive Officer. The chairman of the Executive Council shall be the Chief Executive Officer and the Executive Council shall meet at the chairman’s call.
The Executive Council shall develop, publish and implement policies and procedures for the operation of the Corporation and its subsidiaries and affiliates. The Board of Directors shall have the right to amend or revoke actions of the Executive Council. The Executive Council may amend, make additions to or deletions from or revoke such policies and procedures, to the extent the committee deems such actions to be necessary and desirable. In addition to the duties prescribed above, the Executive Council shall have such other and further duties and responsibilities as may from time to time be assigned to it by the Board of Directors or the Chief Executive Officer.

ARTICLE V.     MISCELLANEOUS
Section 1.    Certificates of Stock.
The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice President, the Chief Financial Officer or Controller and the Secretary or an Assistant Secretary of the Corporation, representing the number of shares of stock registered in certificate form owned by such holder. Any or all of the signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Section 2.    Lost Certificates.
The Board of Directors may order a new certificate or certificates of stock to be issued in the place of any certificate or certificates of the Corporation alleged to have been lost, stolen or destroyed, but in every such case the owner of the lost certificate or certificates shall first cause to be given to the Corporation or its authorized agent a bond in such sum as the Board of Directors may direct, as indemnity against any loss that the Corporation may incur by reason of such replacement of the lost certificate or certificates; but the Board of Directors may, at their discretion, refuse to replace any lost certificate of stock save upon the order of some court having jurisdiction in such matter and may cause such legend to be inscribed on the new certificate or certificates as in the Board of Directors’ discretion may be necessary to prevent loss to the Corporation.
Section 3.    Transfer of Shares.
The shares of stock of the Corporation shall be transferable only upon its books and, in the case of certificated shares of stock, by the holders thereof in person or by their duly authorized attorneys or legal representatives and upon the surrender of the certificate therefor; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the holders thereof in person or by their duly authorized attorneys or legal representatives and upon compliance with appropriate procedures for transferring shares in uncertificated form. In the case of certificated shares, upon such transfer, the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers or to the authorized agent of the Corporation, by whom they shall be canceled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be expressed in the entry of the transfer.

The Corporation may decline to register on its stock books transfers of stock standing in the name of infants, unless (a) the law of the state of which the infant is a resident relieves the Corporation of all liability therefor in case the infant or anyone acting for him or her thereafter elects to rescind such transfer, or (b) a court having jurisdiction of the infant and the subject matter enters a valid decree authorizing such transfer.
Section 4.    Fractional Shares.
No fractional part of a share of stock shall be issued by the Corporation.
Section 5.    Stockholders Record Date.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
Section 6.    Dividends.
Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when it deems expedient. Before declaring any dividend, there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Directors from time to time in their discretion deem proper for working capital; as a reserve fund to meet contingencies; or for equalizing dividends or for such other purposes as the Directors shall deem conducive to the interests of the Corporation.
The Corporation may decline to pay cash dividends to infant stockholders except where full and valid release may be granted by the infant or under a decree of court of competent jurisdiction.
Section 7.    Seal.
The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as proscribed by the Board of Directors from time to time.
Section 8.    Fiscal Year.
The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 9.    Exclusive Forum.
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any Director, officer or other employee of the Corporation arising pursuant to any provision of Delaware law or the Certificate of Incorporation or these By-Laws (in each case, as they may be amended from time to time) or (iv) any action asserting a claim against the Corporation or any Director, officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
Section 10.    Checks.
All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.
Section 11.    Notice and Waiver of Notice.
Whenever any notice whatever is required to be given under the provisions of any law or under the provisions of the Certificate of Incorporation of the Corporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of business at the meeting because the meeting is not lawfully called or convened.
Section 12.    Indemnification of Officers, Directors, Employees, Agents and Fiduciaries; Insurance.
(A)    Except as otherwise provided in these By-Laws, the Corporation shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, officer or employee of the Corporation, or serves as such with another corporation or with a partnership, joint venture, trust or other enterprise at the request of the Corporation (each such person, an “Indemnitee”) against all Expenses (as defined below), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any such action, suit or proceeding. For the purposes of this Section 12, the term “Expenses” shall include all reasonable fees, costs and expenses, including, without limitation, attorney’s fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, ERISA excise taxes or penalties assessed on Indemnitee with respect to an employee benefit plan, Federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Section 12, penalties and all other disbursements or expenses of the types customarily incurred in connection with defending, preparing to defend, or investigating an actual or threatened action, suit or proceeding (including Indemnitee’s counterclaims that directly respond to and negate the affirmative claim made against Indemnitee (“Permitted Counterclaims”)) in such action, suit or proceeding, whether civil, criminal, administrative or investigative, but shall exclude the costs of (1) any of Indemnitee’s counterclaims, other than Permitted Counterclaims, or (2) the fees and costs of enforcing a right to indemnification or advance payment or reimbursement under this Section 12. Notwithstanding anything to the contrary, in advance of final disposition, the Corporation may, but is not required to, pay for or reimburse the Expenses incurred by a person who may become eligible for indemnification under this Section 12 and Section 145 of the Delaware General Corporation Law.
(B)    The indemnification provided by this Section 12 shall not be deemed exclusive of and shall be in addition to any other rights (whether created prior or subsequent to the adoption of these By-Laws) to which those indemnified may be entitled under any statute, rule of law, certificate of incorporation, by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a Director, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.
(C)    By action of the Board of Directors notwithstanding any interest of the Directors in such action, the Corporation may purchase and maintain insurance in such amounts as the Board of Directors deems appropriate on behalf of any person who is or was a Director, officer, employee, agent or fiduciary of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation shall have the power to indemnify him against such liability under the provisions of this Section 12.
Section 13.    Execution of Instruments and Documents.
The Chief Executive Officer, the President, any Senior Executive Vice President, any Executive Vice President or any Senior Vice President is authorized, in his or her discretion, to do and perform any and all corporate and official acts in carrying on the business of the Corporation, including, but not limited to, the authority to make, execute, acknowledge, accept and deliver any and all deeds, mortgages, releases, bills of sale, assignments, transfers, leases (as lessor or lessee), powers of attorney or of substitution, proxies to vote stock or any other instrument in writing that may be necessary in the purchase, sale, lease, assignment, transfer, discount, management or handling in any way of any property of any description held, controlled or used by the Corporation or to be held, controlled or used by the Corporation and including the authority from time to time to open bank accounts with the Corporation’s subsidiary bank or any other institution, to borrow money in such amounts for such lengths of time, at such rates of interest and upon such terms and conditions as any said officer may deem proper and to evidence the indebtedness thereby created by executing and delivering in the name of the Corporation promissory notes or other appropriate evidences of indebtedness, and to guarantee the obligations of any subsidiary or affiliate of the Corporation. The enumeration herein of particular powers shall not restrict in any way the general powers and authority of said officers.
By way of example and not limitation, such officers of the Corporation are authorized to execute, accept, deliver, and issue, on behalf of the Corporation and as binding obligations of the Corporation, such agreements and instruments as may be within the officer’s area of responsibility, including, as applicable, agreements and related documents (such as schedules, confirmations, transfers, assignments, acknowledgments and other documents) relating to derivative transactions, loan or letter of credit transactions, syndications, participations, trades, purchase and sale or discount transactions, transfers and assignments, servicing and sub-servicing agreements, vendor agreements, contracts, securitizations and transactions of whatever kind or description arising in the conduct of the Corporation’s business.
The authority to execute and deliver documents, instruments and agreements may be limited by resolution of the Board of Directors or a committee of the Board of Directors, by the Chief Executive Officer or by the President, by reference to subject matter, category, amount, geographical location or any other criteria and may be made subject to such policies, procedures and levels of approval as may be adopted or amended from time to time.
Section 14.    Voting Corporation’s Securities.
Unless otherwise ordered by the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President or above, the Controller, the Corporation’s General Counsel and any other officer as may be designated by the Board of Directors shall have full power and authority on behalf of the Corporation (i) to attend and to act and vote or (ii) to execute a proxy or proxies empowering others to attend and to act and vote, at any meetings of security holders of any of the corporations in which the Corporation may hold securities and, at such meetings, such officer shall possess and may exercise any and all rights and powers incident to the ownership of such securities which, as the owner thereof, the Corporation might have possessed and exercised, if present.
ARTICLE VI.    AMENDMENTS
These By-Laws may be amended, altered or repealed and By-Laws may be adopted (a) by the affirmative vote of a majority of the Board of Directors or (b) by the stockholders at any annual meeting of the stockholders, or at any special meeting thereof if notice of the proposed alteration or repeal of By-Law or By-Laws to be adopted is contained in the notice of such special meeting, by the affirmative vote of seventy-five percent (75%) of the stock issued and outstanding and entitled to vote at such meeting.